Exhibit 4.7

AMENDMENT TO

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

This Amendment and Waiver to Amended and Restated Investor Rights Agreement (the “Amendment”) is made and entered into effective September 16, 2010 by and among Ellie Mae, Inc., a Delaware corporation (the “Company”), and the persons holding the majority of the outstanding Registrable Securities and set forth on the signature pages hereto (the “Majority Holders”).

RECITALS

WHEREAS, the Company’s predecessor, Ellie Mae, Inc., a California corporation (the “Predecessor”), and the Majority Holders are party to that Amended and Restated Investor Rights Agreement, dated December 21, 2005 (the “Investor Rights Agreement”) (capitalized terms used but not defined herein have the meaning ascribed to them in the Agreement);

WHEREAS, the Company became party to the Investor Rights Agreement by operation of law upon the reincorporation of the Predecessor as the Company effective November 30, 2009;

WHEREAS, under Section 6.2 of the Investor Rights Agreement, the Company and Holders of at least a majority of the Registrable Securities (as such term is defined in the Investor Rights Agreement) may amend, on behalf of all other holders of Registrable Securities, terms of the Investor Rights Agreement;

WHEREAS, the Majority Holders hold at least a majority of the Registrable Securities; and

WHEREAS, the Majority Holders and the Company now desire to amend the Investor Rights Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

1.	Section 3.1 of the Investor Rights Agreement shall be amended and restated in its entirety to read as follows:

3.1 “New Securities”. For purposes of this Section 3, the term “New Securities” shall mean shares of Common Stock, Preferred Stock or any other class of capital stock of the Company, whether or not now authorized, securities of any type that are convertible into shares of such capital stock, and options, warrants or rights to acquire shares of such capital stock. Notwithstanding the foregoing, the term “New Securities” shall not include: (a) securities issuable upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series G-2 Preferred Stock or Series H Preferred Stock; (b) securities offered to the public pursuant to a registration statement filed under the Securities Act; (c) securities issued pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets, or other reorganization whereby the Company owns not less than 51% of the voting power of such corporation; (d) up to an aggregate of 13,850,000 shares of

Common Stock (or related options) issued or issuable at any time to officers, directors, employees or consultants of the Company, pursuant to any stock grant, stock option plan or stock purchase plan or other stock incentive agreement or arrangement approved by the Board of Directors (which figure shall include any options outstanding on the date hereof); (e) securities issued in connection with equipment lease or working capital debt financings, so long as the number of securities so issued does not exceed one percent of the then outstanding capital stock of the Company; (f) convertible securities issued in connection with business or partnership relationships with third parties designed to incentivize such third parties; (g) shares of Common Stock or Preferred Stock issued in connection with any stock split, stock dividend or recapitalization of the Company; and (h) shares of the Company’s capital stock issued pursuant to Exchange Agreements (as such term is defined in the Company’s Amended and Restated Certificate of Incorporation).

2.	From and after the date of this Amendment, the Investor Rights Agreement is amended by this Amendment. Except as expressly amended pursuant hereto, the Investor Rights Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects.

3.	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.	This Amendment and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

[SIGNATURE PAGES FOLLOW]

2

The parties have executed this Amendment as of the date first set forth above.

COMPANY:	ELLIE MAE, INC., a Delaware corporation

	By:	/s/ Sigmund Anderman
	Name:	Sigmund Anderman
	Title:	President and Chief Executive Officer

Signature Page to Amendment to Amended and Restated Investor Rights Agreement

MAJORITY STOCKHOLDERS:

Alta California Partners II, LP
By: Alta California Management Partners II, LLC

By: /s/ Hilary Strain
Name: Hilary Strain
Title: Member
Date: 9/13/2010

Alta Embarcadero Partners II, LLC

By: /s/ Hilary Strain
Name: Hilary Strain
Title: Power of Attorney
Date: 9/13/2010

AMA98 Corporate, L.P. AMA98 Investors, L.P. AMA98 Partners, L.P. AMA98 Ventures, L.P.

By: /s/ Tony DiBona

Title: Managing Member of Aalloy Ventures 1999 LLC
Date: 8/30/2010

Charter Legacy, LLC

By: /s/ Elizabeth Hammack
Name: Elizabeth Hammack
Title: Manger of Charter Legacy, LLC
Date: 9/16/2010

Corelogic, Inc.

By: /s/ Jerry Hoerauf
Name: Jerry Hoerauf
Title: EVP Corporate Development
Date: 9/13/2010

Dobkin Family Foundation

By: /s/ Eric Dobkin
Name: Eric Dobkin
Title: Trustee
Date: 8/26/2010

Eric S. Dobkin

By: /s/ Eric Dobkin
Name: Eric Dobkin

Date: 8/26/2010

Frank J. and Paula C. Schultz 1989 Revocable Trust

By: /s/ Frank J. Schultz

Title: Trustee
Date: 9/14/2010

Charles Schwab & Co., Inc. fbo Frank Schultz IRA

By: /s/ Frank J. Schultz

Date: 9/14/2010

Charles Schwab & Co., Inc. fbo Frank Schultz Roth IRA

By: /s/ Frank J. Schultz

Date: 9/14/2010

The Pidwell Family Living Trust dated 6/25/87

By: /s/ David W. Pidwell
Name: David W. Pidwell
Title: Trustee
Date: 9/13/2010

Daniel I. Rubin

By: /s/ Daniel I. Rubin

Date: 8/30/2010